Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated March 27, 2025, is entered into by and between Nexus Investments Group Limited, a British Virgin Islands private limited company and Chew Kok Soon, an individual (collectively referred to herein as (the “Filers”). Each of the Filers may be required to file with the U.S. Securities and Exchange Commission a statement on Schedule 13G with respect to shares of common stock, par value US$0.0001 per share, of Agape ATP Corporation beneficially owned by them from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

DATED: March 27, 2025

By:	/s/ Chew Kok Soon
Chew Kok Soon

Nexus Investments Group Limited

By:	/s/ Chew Kok Soon
Name:	Chew Kok Soon
Title:	Director